Exhibit 99(h)(5)

FORM OF INCENTIVE FEE AGREEMENT

                INCENTIVE FEE AGREEMENT (the “Agreement”), dated as of April 25, 2007, between RBC Capital Markets Corporation (“RBC”) and RMR Advisors, Inc. (“RMR”).

                WHEREAS, RMR Asia Real Estate Fund (including any successor by merger or otherwise, the “Fund”) is a newly organized, diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and its common shares are registered under the Securities Act of 1933, as amended;

                WHEREAS, the Fund and RMR have entered into a purchase agreement (the “Purchase Agreement”), dated April 25, 2007 with RBC Capital Markets Corporation and the other underwriters named therein (the “Underwriters”);

                WHEREAS, RMR is the investment advisor of the Fund;

                WHEREAS, RBC is acting as the bookrunning manager in an offering of the Fund’s common shares; and

                WHEREAS, RMR desires to provide an incentive fee to RBC for acting as the bookrunning manager in an offering of the Fund’s common shares;

                NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.                                       RMR shall pay RBC a fee of 1% with (at 1.25% if sales are $100 million or above of the aggregate purchase price of the common shares sold in the offering by RBC (the “Incentive Fee”); provided that the total amount of the Incentive Fee shall not exceed 2.5% of the total price to the public of the Fund’s common shares offered by the prospectus dated April 25, 2007 (the “Prospectus”) (including all Initial Securities and Option Securities as such terms are described in the Purchase Agreement).  The sum total of this fee, the additional compensation, structuring fees and incentive fees paid to certain Underwriters in connection with the offering, the amount of the expense reimbursement of [$         ] per common share payable by the Fund to the underwriters pursuant to the Purchase Agreement, plus the underwriters’ counsel fees paid by the Fund shall not exceed 7.86% of the total price (including all Initial Securities and Option Securities as such terms are described in the Purchase Agreement) to the public of the Fund’s common shares offered by the Prospectus.  The Incentive Fee shall be paid at the same time as the delivery of the common shares to the underwriters in the offering and shall be made by wire transfer to the order of RBC.

2.                                       This Agreement shall terminate upon the payment of the entire amount of the Incentive Fee, as specified in Section 1 hereof, or upon the termination of the Purchase Agreement without common shares having been delivered and paid for.

3.                                       This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) shall be governed by and construed in accordance with the laws of the State of New York.

4.                                       No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and RMR and RBC consent to the jurisdiction of such courts and personal service with respect thereto.  Each of RBC and RMR waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.  RMR agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon RMR and may be enforced in any other courts to the jurisdiction of which RMR is or may be subject, by suit upon such judgment.

5.             This Agreement may not be assigned by either party without the prior written consent of the other party.

6.                                       This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.  This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both RBC and RMR.

7.             All notices required or permitted to be sent under this Agreement shall be sent, if to RMR:

RMR Woods Capital Investors, LLC

400 Centre Street

Newton, MA 02458

Attention: Adam Portnoy

or if to RBC:

RBC Capital Markets Corporation

One Liberty Plaza

165 Broadway

New York, New York 10006

Attention: Andrew Olson

or such other name or address as may be given in writing to the other parties.  Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

8.                                       This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Incentive Fee Agreement as of the date first above written.

RMR ADVISORs, INC.	RBC CAPITAL MARKETS CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Form of Indemnification Agreement

May ___,  2007

RBC Capital Markets Corporation

One Liberty Plaza

165 Broadway

New York, New York 10006

Ladies and Gentlemen:

                In connection with the engagement of RBC Capital Markets Corporation (“RBC”) to advise and assist the undersigned (together with its affiliates and subsidiaries, referred to as the “Company”) with the matters set forth in the Incentive Fee Agreement dated May __, 2007 between the Company and RBC (the “Agreement”), in the event that RBC becomes subject to any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement (other than those services provided under the Purchase Agreement), including, without limitation, related services and activities prior to the date of the Agreement (other than those services provided under the Purchase Agreement), the Company agrees to indemnify, defend and hold RBC harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement (other than those services provided under the Purchase Agreement), except to the extent that it shall be determined by a court of competent jurisdiction that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence, bad faith or willful misconduct of RBC.  In addition, in the event that RBC becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement (other than those services provided under the Purchase Agreement), the Company will reimburse RBC for its reasonable and documented legal and other expenses incurred in connection therewith.  If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates, on the one hand, and RBC, on the other hand, from the offering of the Shares (as defined in the Underwriting Agreement) or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations.  The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by RBC, in each case as set forth in the table on the cover page of the Prospectus (as defined in the Underwriting Agreement); provided, that in no event shall the Company contribute less than the amount necessary to assure that RBC is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by RBC pursuant to the Underwriting Agreement.  Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by RBC, on the other hand.  The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not RBC is an actual or potential party to such Proceeding, without RBC’s prior written consent.  For purposes of this Indemnification Agreement, RBC shall include RBC Capital Markets Corporation, any of its affiliates, each other person, if any, controlling RBC or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons.  The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

                The Company will not be liable to RBC for any such losses, claims, damages, liabilities or expenses arising from the sale of securities by RMR Asia Real Estate Fund to any person if a copy of a prospectus required to be delivered in connection with such sale which has been furnished to the Underwriters of the offering of the securities (within a reasonable amount of time prior to such sale) shall not have been sent, mailed or given to such person, at or prior to the written confirmation of the sale of such securities to such person, but only if and to the extent that such prospectus, if so sent or delivered, would have cured the defect giving rise to, and been a complete defense against the person asserting, such loss, claim, damage or liability.

                The Company agrees that neither RBC nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either RBC’s engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement (other than those services provided under the Purchase Agreement), except to the extent that it shall be determined by a court of competent jurisdiction that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the gross negligence, bad faith or willful misconduct of RBC in performing the services that are the subject of the Agreement.

                THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT (“CLAIM”), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND RBC CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO.  THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST RBC OR ANY INDEMNIFIED PARTY.  EACH OF RBC AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.  THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

                The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of the Agreement.  This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Very truly yours,

RMR ADVISORS, INC.

By:
Name:
Title:

Accepted and agreed to as of

the date first above written:

RBC CAPITAL MARKETS CORPORATION

By:
Name:
Title: